Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

Linkhome Holdings Inc.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common stock, par value $0.001 per share	(1)	Other	2,434,500	$1.0550	$2,568,397.50	0.0001381	$354.70

Total Offering Amounts:						$2,568,397.50		354.70
Total Fee Offsets:
Net Fee Due:								$354.70

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Offering Note(s)

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional securities of Linkhome Holdings Inc. (the “Registrant”) that may become issuable under the Registrant’s 2026 Equity Incentive Plan (the “Plan”) as a result of any future stock splits, stock dividends or similar adjustments of the Registrant’s outstanding shares of common stock.

The proposed maximum offering price per share is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h)(1) of the Securities Act. The proposed maximum offering price per share is estimated to be $1.055, based on the average of the high sales price ($1.10) and the low sales price ($1.01) for the Registrant’s common stock as reported by the Nasdaq Capital Market on September 14, 2026.

The 2,434,500 shares of common stock to be registered are reserved for future grants under the Plan.